EXHIBIT 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the year-to-date periods ended September 30, 2010 and September 30, 2009

(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	SEPTEMBER 30, 2010	SEPTEMBER 30, 2009
Available earnings (loss):
Earnings (loss) before interest expense, amortization of debt expense and income taxes	$461	$(191)
Add: interest portion of rental expense	22	30
Deduct: undistributed (earnings) loss of equity affiliates and income attributable to noncontrolling interests in subsidiaries	(29)	38

Available earnings (loss)	$454	$(123)

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$304	$317
Weyerhaeuser Real Estate Company and other related subsidiaries	21	26

Subtotal	325	343
Less: intercompany interest	(3)	(4)

Total interest expense incurred	322	339
Amortization of debt expense	5	5
Interest portion of rental expense	22	30

Total fixed charges	$349	$374

Ratio of earnings to fixed charges	1.30	—

Coverage deficiency	$—	$497

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the year-to-date periods ended September 30, 2010 and September 30, 2009

(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	SEPTEMBER 30, 2010	SEPTEMBER 30, 2009
Available earnings:
Earnings (loss) before interest expense, amortization of debt expense and income taxes	$439	$(225)
Add: interest portion of rental expense	19	25
Deduct: undistributed loss of equity affiliates and attributable to noncontrolling interests in subsidiaries	9	8
Deduct: undistributed (earnings) loss before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(76)	211

Available earnings	$391	$19

Fixed charges:
Interest expense incurred	$304	$317
Amortization of debt expense	5	5
Interest portion of rental expense	19	25

Total fixed charges	$328	$347

Ratio of earnings to fixed charges	1.19	—

Coverage deficiency	$—	$328